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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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TUPPERWARE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Corporation
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

To Our Shareholders:

        It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Corporation to be held on Wednesday, May 11, 2005, at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

        The notice of meeting and proxy statement following this letter describes the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to vote telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings Chairman and Chief Executive Officer
March 25, 2005

Tupperware Corporation
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2005 annual meeting of shareholders of Tupperware Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida on Wednesday, May 11, 2005, at 1:00 p.m. to consider and vote upon:

  1.
  The election of four directors for the term expiring at the 2008 annual meeting of shareholders;

  2.
  The proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2005;

  3.
  A proposal to amend the Tupperware Corporation Director Stock Plan to extend its duration, to add shares to the plan and to eliminate the further effectiveness of a certain stock option in lieu of cash retainer feature; and

  4.
  Such other business as may properly come before the meeting and any adjournment thereof.

        The foregoing matters are described in more detail in the attached proxy statement.

        Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or vote your shares telephonically or electronically, as is contemplated by the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

        If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk Senior Vice President, General Counsel and Secretary
March 25, 2005

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the "Board") of Tupperware Corporation (the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 11, 2005, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 25, 2005.

Voting at the Meeting

        The Board has fixed the close of business on March 14, 2005 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 59,375,517 shares of the Company's common stock, each of which will be entitled to one vote. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

        Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Corporate Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

        The Company's By-Laws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors, and the affirmative vote of a majority of the votes cast at the meeting for the approval of the independent auditors and the amendments to the Director Stock Plan. Abstentions are not treated as votes cast for purposes of the election of directors, the approval of independent auditors, or the amendments to the Company's Director Stock Plan.

        Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions the broker may not vote the shares on such matters, and such a situation is referred to as a "broker non-vote." The amendments to the Tupperware Corporation Director Stock Plan would require a beneficial owner's instructions to a broker. No other voting items for this meeting would involve the potential for broker non-votes. Broker non-votes are not treated as votes cast for purposes of any of the matters to be voted on at the meeting.

1.    Election of Directors

Board of Directors

        The Board is divided into three classes of directors. At each annual meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. All of the nominees are currently directors of the Company. Ms. Bertini's candidacy was recommended by the Chairman and Chief Executive Officer of the Company. The Board has nominated four directors for re-election at this meeting, each for a term expiring in 2008. They are Catherine A. Bertini, Clifford J. Grum, Angel R. Martinez and Robert J. Murray.

        Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement.

        The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

Nominee for Election as Director for the Term Expiring in 2008:

CATHERINE A. BERTINI, Undersecretary General for Management of the United Nations since 2003, responsible for administrative management of the United Nations Secretariat, after serving as Executive Director of the United Nations World Food Program since 1992. Age 54. First elected by the Board of Directors: 2005

CLIFFORD J. GRUM, Retired Chairman of the Board and Chief Executive Officer of Temple-Inland Inc., a holding company with operations in corrugated packaging, bleached paperboard, building products and financial services. Mr. Grum serves as a director of Trinity Industries, Inc. Term expires 2005. Age 70. First elected: 1996.

ANGEL R. MARTINEZ, Chief Executive Officer and Vice Chairman of Keen LLC, an outdoor footwear manufacturer, since January 2005, after serving as President and Chief Executive Officer since April 2003, and prior thereto as an independent consultant since June 2001. Prior thereto he served as Executive Vice President and Chief Marketing Officer of Reebok International Ltd. Term expires 2005. Age 49. First elected: 1998.

ROBERT J. MURRAY, Retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer since December 1995. Mr. Murray serves as a director of Allmerica Financial Corporation, Delhaize Group, IDEXX Laboratories, Inc. and LoJack Corporation. Term expires 2005. Age 63. First elected: 2004.

The Board recommends that you vote FOR the election of all of the nominees to the Board of Directors.

Directors continuing in office:

RITA BORNSTEIN, Ph.D., President Emerita since May 2004 of Rollins College, an independent comprehensive liberal arts college with campuses in Winter Park and Melbourne, Florida, after serving as President since 1990. Term expires 2007. Age 69. First elected: 1997.

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Incorporated (AFLAC), an insurance and financial services firm, since 2001 and prior thereto as Executive Vice President and Chief Financial Officer of AFLAC, Inc. Mr. Cloninger also serves as a director of AFLAC, Inc. and Total System Services, Inc. Term expires 2006. Age 57. First elected: 2003.

E. V. GOINGS, Chairman and Chief Executive Officer since October 1997. Mr. Goings serves as a director of Circuit City Stores, Inc., Reynolds American and SunTrust Bank of Central Florida, N.A., Inc. Term expires: 2007. Age 59. First elected: 1996.

JOE R. LEE, Chairman of Darden Restaurants, Inc., which owns and operates casual dining restaurants, since January 2005, after serving as Chairman and Chief Executive Officer since May 1995. Mr. Lee serves as a director of Darden Restaurants, Inc. and SunTrust Bank of Central Florida, N.A. Term expires 2006. Age 64. First elected: 1996.

BOB MARBUT, Founder, Chairman and CEO of SecTec GLOBAL, Inc., a communications security company, since 2003. Prior thereto he was Chairman of Hearst-Argyle Television, Inc. since January 1, 2001, after serving as Chairman and Co-Chief Executive Officer at that company from August 1997. Mr. Marbut serves as a director of Argyle Communications, Inc., Hearst-Argyle Television, Inc., and Valero Energy Corporation. Age 69. First elected: 1996.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of funds manager, since January 2005 after serving as Managing Director since January 2003. Prior thereto he was Managing Partner of Interprise Technology Partners, L.P., a technology and Internet-focused venture capital firm, since January 1999. Mr. Parker serves as a director of Spherion Corporation. Term expires 2006. Age 61. First elected: 1997.

JOYCE M. ROCHÉ, President and Chief Executive Officer of Girls Incorporated, a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold since September 2000. Prior thereto, she was an independent consultant since September 1998. Ms. Roché serves as a director of Anheuser-Busch Companies, May Department Stores Company and SBC Communications, Inc. Term expires 2007. Age 57. First elected: 1998.

M. ANNE SZOSTAK, Former Executive Vice President and Corporate Director of Human Resources of FleetBoston Financial Corporation, a diversified financial services company, since October 1998, as well as Chief Executive Officer of Fleet Bank of Rhode Island, a unit of FleetBoston Financial Corporation, since October 2001. Ms. Szostak serves as a director of Belo Corp. and Spherion Corporation. Term expires 2007. Age 54. First elected: 2000.

Board Committees

        The Audit and Corporate Responsibility Committee, which held eight meetings in 2004, reviews the scope and results of the audit by the independent auditors, evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Committee monitors the independent auditors' relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company's financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Members of this Committee are Mr. Grum (Chairperson), Dr. Bornstein, and Messrs. Cloninger, Martinez and Murray. All such members are independent in accordance with New York Stock Exchange listing standards and at least one member of this Committee (Mr. Grum) is an audit committee financial expert as defined by applicable rules. None of the members of this Committee serve on more than three audit committees.

        The Compensation and Governance Committee, which held five meetings in 2004, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. This Committee will evaluate and determine the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Committee will conduct a search for qualified candidates, which may include the use of third-party search organizations or solicitations of nominee suggestions from management or the non-management members of the Board of Directors. After compiling background material on potential nominee candidates, management will provide an analysis against Committee-established criteria and promising candidates will be interviewed by management and non-management directors, including the chairpersons of the board committees. As part of this process, a determination is made relating to a candidate's possible schedule conflicts, conflicts of interest, concerns over independence and financial literacy or expertise. If a third-party search firm is paid a fee for a search it will identify potential candidates, meet with appropriate members of management to clarify issues and requirements, communicate with candidates, arrange for interviews with management and directors, and prepare materials for consideration by the Committee. The Committee also will consider recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Committee a candidate for Board membership should send to the attention of the Corporate Secretary of the Company a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Committee using the same criteria used to evaluate other director candidates. The Compensation and Governance Committee also evaluates the performance of and makes compensation recommendations to the Board for the Company's senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under the management incentive plans, appoints members of senior management to have responsibility for the design and administration of employee benefit plans and reviews employee benefit plan investment performance and policies. Members of this Committee are Ms. Szostak (Chairperson), Ms. Bertini, Ms. Roché and Messrs. Lee, Marbut, and Parker, and all such members are independent in accordance with New York Stock Exchange listing standards.

        The Executive Committee, which did not meet in 2004, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Messrs. Goings (Chairperson), Grum, Lee and Ms. Szostak.

Board Meetings and Annual Meeting of Shareholders and Directors' Attendance

        There were five Board meetings held in 2004. No director attended fewer than 75 percent of the aggregate of Board meetings and committee meetings on which the director served as a committee member. The Board has adopted Corporate Governance Principles which are set forth on the Company's website and which provide, in part, that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. With the exception of one director, all directors attended the Annual Meeting of Shareholders in 2004.

Corporate Governance

        The Board has established corporate governance guidelines, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors. These corporate governance documents may be viewed by accessing the Company's website at www.Tupperware.com. Copies of these documents may be obtained by a request in writing to the Corporate Secretary's Department, Tupperware Corporation, P.O. Box 2353, Orlando, Florida 32802-2353. In addition, because it has been modified to incorporate required New York Stock Exchange provisions, the Audit and Corporate Responsibility Committee's charter is appended hereto as Appendix A. The Company will, to the extent required by law, disclose on its website if and when there are any waivers of or amendments to its code of conduct or code of ethics.

        In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company's compliance officers or with the non-management members of the Company's Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit and Corporate Responsibility Committee of the Board of Directors, who will then determine whether such communication shall be distributed to all non-management directors, make such distribution, if so determined, and oversee any reaction to such communications by the Board of Directors, if appropriate. Instructions regarding the various means to communicate with the Company's compliance officers or the Board of Directors are located at Tupperware.com\Investor Relations\Corporate Governance\Code of Conduct or Contact the Board. These procedures allow for such communications to be confidential, and if desired, anonymous.

        Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of the non-management members of the Board of Directors. The Board of Directors has determined that the presiding director of such sessions shall be the chairperson of the Compensation and Governance Committee of the Board of Directors.

        The Board of Directors has affirmatively determined that each non-management member of the Board (or entity with which such director is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and the categorical standard discussed below, and therefore that all such members are independent. The Board of Directors has adopted a categorical standard which permits such a relationship to exist in which the annual financial amount involved in the relationship does not exceed the greater of $1 million or two percent of the consolidated gross revenue of the Company or the organization with whom the non-management director is affiliated, whichever is lower. Any such permitted relationship shall be deemed immaterial and shall not constitute a conflict of interest preventing a director's independence.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the number of shares of the Company's common stock beneficially owned by each of the directors, by each of the executive officers named in the Summary Compensation Table and by all directors and all executive officers of the Company as a group on March 14, 2005, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1 percent of the Company's common stock, except Mr. Goings, who owns 3.07 percent. Directors and officers as a group own 6.8 percent.

Name	Sole Ownership	Shared Ownership or held by or for Family Members	Shares that may be acquired within 60 days of March 14 (1)	Restricted Stock (2)	Retirement Savings Plan-401(k)	Total Shares Beneficially Owned
Catherine A. Bertini	500	0	4,310	0	0	4,810
Rita Bornstein	6,601	0	24,206	0	0	30,807
Kriss Cloninger III	8,099	0	12,206	0	0	20,305
R. Glenn Drake	43,642	0	166,658	12,000	25,251	247,551
E.V. Goings	305,360	400,000	1,091,082	24,000	2,237	1,822,679
Clifford J. Grum	14,938	23,000	34,615	0	0	72,553
David T. Halversen	23,300	0	133,317	12,000	7,550	176,167
Joe R. Lee	20,314	0	27,206	0	0	47,520
Bob Marbut	26,608	0	30,822	0	0	57,430
Angel R. Martinez	1,183	3,631	17,206	0	0	22,020
Robert J. Murray	6,871	0	8,206	0	0	15,077
David R. Parker	12,956	0	26,706	0	0	39,662
Joyce M. Roché	8,601	0	17,810	0	0	26,411
Thomas M. Roehlk	27,600	9,771	173,252	8,000	14,542	233,165
Christian E. Skröder	59,700	0	352,990	4,000	0	416,690
M. Anne Szostak	6,488	0	17,206	0	0	23,694

Subtotal	572,761	436,402	2,137,798	60,000	49,580	3,256,541

All directors and executive officers as a group (27) (including the named individuals above)	672,486	436,402	2,721,335	116,000	89,451	4,035,674

(1)
Includes stock options granted under the Company's 1996, 2000 and 2002 Incentive Plans and the Director Stock Plan. It also includes the 4,000 shares to be subject to stock options that will be granted automatically to each Director on May 11, 2005 from the Director Stock Plan. In addition, it includes the estimated shares of common stock that will be paid in lieu of cash fees under the Director Stock Plan at the end of the first quarter of 2005.

(2)
Sole voting and no investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company's common stock, which is the Company's only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Vorwerk & Co. KG Muhlenweg 17-37 42275 Wuppertal Germany	6,343,900	(1)	10.8
Brandes Investment Partners, L.P. 11988 El Camino Real—500 San Diego, CA 92130	4,398,963	(2)	7.5
Barclays Global Investors 45 Fremont Street San Francisco, CA 94105	3,748,455	(3)	6.4
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	3,500,000	(4)	6.0
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	3,450,100	(5)	5.9

(1)
As of December 31, 2004, Vorwerk & Co. KG, through Vorwerk & Co. Beteiligungsgesellschaft mbH, all of the voting rights of which are held by August Mittelsten Scheid & Soehne Gesellschaft mit beschränkter Haftung, all the voting rights of which are held by Vorwerk & Co. KG, a German limited partnership, held 6,343,900 shares of Tupperware Corporation common stock, with sole voting power to vote and dispositive power, directly or indirectly, with respect to all of such shares. These amounts are based upon the shareholder's most recently filed Schedule 13D.

(2)
As of December 31, 2004, Brandes Investment Partners, L.P. held shared voting power with respect to 3,292,280 of such shares and shared dispositive power with respect to 4,398,963 of such shares with Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby.

(3)
As of December 31, 2004, Barclays Global Investors indirectly held 3,748,455 shares of Tupperware Corporation common stock, with sole voting power with respect to 3,392,575 of such shares and dispositive power with respect to all of such shares. The entities comprising the Barclays Global Investors group and their respective ownership amounts, which include sole voting and dispositive power, are: Barclays Global Investors, NA (2,840,610 shares); Barclays Global Fund Advisors (841,608 shares); and Barclays Global Investors, Ltd (66,237 shares). These amounts are based upon the shareholder's most recently filed Schedule 13G.

(4)
As of December 31, 2004, Capital Research and Management Company held sole dispositive power and no voting power with respect to such shares, according to its most recently filed Schedule 13G.

(5)
As of December 31, 2004, Lord, Abbett & Co. LLC held sole voting and dispositive power with respect to such shares, according to its most recently filed Schedule 13G.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        For its 2004 fiscal year, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with the exception that José R. Timmerman, an officer of the Company, who failed on twelve separate occasions to report the acquisition of shares which was the result of an inadvertent reinvestment of dividends through his brokerage account. These shares were subsequently reported on a Form 5 on January 25, 2005.

INDEBTEDNESS OF MANAGEMENT

        E. V. Goings, the Company's Chairman and Chief Executive Officer, was indebted to the Company at the end of 2004 in the amount of $7,445,566 as a consequence of a loan from a subsidiary of the Company. The Company loaned $7.65 million to Mr. Goings in 1998 to enable him to purchase 400,000 shares of the common stock of the Company. The shares were purchased in 1998 and are pledged to secure the repayment of the loan, which is non-interest bearing and non-recourse to Mr. Goings. Mr. Goings may prepay the loan in whole or in part and receive a pro rata release of the shares which secure the loan, based on the amount of the loan outstanding compared with the original amount of the loan. Ten percent of any annual bonus awards payable to Mr. Goings must be used to reduce the balance of the loan. The loan matures on November 12, 2006. An additional amount of indebtedness of Mr. Goings is described in the following paragraph.

        In October 2000, a subsidiary of the Company adopted the Management Stock Purchase Plan, pursuant to which and since such time such subsidiary has loaned a total of approximately $10.5 million to current employees. Of such amount $7.3 million has been loaned to eleven executive officers of the Company. The loans bear interest at various rates of interest ranging from 5.21 to 5.96 percent per annum, are recourse to the borrowers and mature over an eight-year period from their origination. The proceeds of the loans were used to purchase shares of common stock of the Company, which are pledged to secure the repayment of the loans. The outstanding principal amounts of indebtedness under the loan program for each executive officer as of December 25, 2004 were as follows: R. Glenn Drake, $641,192; Lillian D. Garcia, $370,612; E. V. Goings, $3,137,085; Josef Hajek, $234,519; David T. Halversen, $360,056; C. Morgan Hare, $414,545; Michael S. Poteshman, $150,393; Anne E. Naylor, $72,154; Thomas M. Roehlk, $452,606; Christian E. Skroeder, $1,019,054; and José R. Timmerman, $462,445. Except for Mr. Goings, such amounts also represent the largest aggregate amounts of indebtedness by such executive officer at any time during 2004. The largest aggregate amount of indebtedness by Mr. Goings at any time during 2004 was $10,620,445.

        The purpose of all of the foregoing loan transactions was to enable the borrowers to substantially increase their ownership in the common stock of the Company and to serve as an incentive for performance to increase shareholder value. Based upon the provisions of the Sarbanes-Oxley Act of 2002, no further loans under this plan will be permitted.

REPORT OF THE AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE

        The Audit and Corporate Responsibility Committee (under this heading, the "Committee") has reviewed and discussed with management the audited financial statements of the Company for the year 2004, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards 61. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures required by the Independence Standards Board Standard Number 1 (Independence Discussions with Audit Committee) and has discussed with that firm the independent auditor's independence, and has considered whether the provision of non-audit services is compatible with maintaining such firm's independence.

        Management has responsibility for establishing and maintaining the Company's internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing an audit report. The Committee monitors and oversees these processes.

        Based upon the foregoing disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company's 2004 fiscal year be included in the Company's Annual Report on Form 10-K for the year ended December 25, 2004.

                      Audit and Corporate Responsibility Committee
                      Clifford J. Grum, Chairperson
                      Dr. Rita Bornstein
                      Kriss Cloninger III
                      Angel R. Martinez
                      Robert J. Murray

REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE
ON EXECUTIVE COMPENSATION

        The Compensation and Governance Committee (under this heading, the "Committee") is responsible for the establishment, oversight and administration of executive compensation, management incentive plans and stock-based incentive plans. It appoints members of senior management to have authority over the design and administration of other employee benefit plans.

Executive Compensation Philosophy

        The executive compensation program is designed to achieve two principal objectives. First, the program is intended to be fully competitive to enable the Company to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company's executives and shareholders such that a significant portion of each executive's compensation varies with Company performance.

        The Committee's philosophy is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more than competitive total compensation for performance exceeding financial goals, and less than competitive total compensation for performance below financial goals. The leveraged incentive system consists of annual cash incentive compensation and equity compensation.

        The Committee assesses compensation competitiveness by referring annually to a variety of compensation survey data furnished by prominent international consulting firms. The data include market values (medians and/or averages) for salaries, bonuses, total cash compensation, stock options and various other long-term incentives provided by companies with which the Company may compete for executive talent. In addition, the Committee refers to benchmarks of total compensation for the Company's most senior executives, derived from a group of consumer products companies whose businesses are felt to be similar to the Company's. The companies whose data are represented in these various surveys include companies of varying performance levels, and are many of the same companies that comprise the comparator group indices in the Performance Graph included in this proxy statement.

        Based on studies supplied by an independent consultant, the Committee believes that the Company's compensation program for the Named Officers, as defined below, has the following characteristics that serve to align executive interest with long-term shareholder value creation:

  •
  Emphasizes "at risk" pay such as annual cash incentives and stock options.

  •
  Emphasizes long-term compensation in the form of various equity programs.

  •
  Provides rewards based primarily on financial results and only secondarily on individual performance against individual objectives.

Section 162(m) of the Internal Revenue Code establishes certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company's executive compensation programs have been structured to comply with Section 162(m). The actions of the Committee regarding the compensation paid, or to be paid, to executive management have also complied with Section 162(m); however, the Committee reserves the right to forego deductibility if, in its discretion, it believes a particular compensation program or payment or Committee action is consistent with the overall best interests of the Company and its shareholders.

Annual Salaries

        Salary ranges governing executives, including the Chief Executive Officer (the "CEO") and the other four most highly compensated executive officers of the Company (under this heading, the "Named Officers"), are established annually based on the competitive data described earlier. Within those ranges, individual salaries vary based upon the individual's work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization. Annual salaries for newly hired executives are determined at time of hire taking into account the above factors other than tenure. Under the Company's general compensation policy, salary increase consideration is conducted at 12 month intervals.

        Individual salary increases are based on the performance of the individual executives and on the overall performance of the Company in the case of the CEO. Salary adjustments for the CEO and the other Named Officers are subject to approval by the full Board, based upon the recommendation of the Committee.

Incentives

        One part of the Company's leveraged incentive system is the cash incentive program. This incentive program for executives is based on financial performance and is designed to promote the annual and longer-term objectives of the organization. Participants include the CEO, the other Named Officers, and other management employees whose contributions influence results. The target annual incentive opportunities of the CEO and the other Named Officers are subject to Committee review and approval annually and are established as a percentage of salary based on job level, impact on results and the competitive data referred to previously. The CEO's and the other Named Officers' targets range from 45-100 percent of annual salary, and awards based on financial performance range from 0-300 percent of target. Financial goals are subject to review and approval by the Committee at the beginning of each year. For 2004 the financial measure for executive level incentives were segment profit and/or net income after tax.

        In 2004 the Company continued to provide a long-term cash incentive in the form of a performance share program based upon achievement of Company financial performance, which is designed both to promote the long-term objectives of the organization and to serve as a retention incentive. Participants include the CEO and other Named Officers as well as selected executives who are in a position to make substantial contributions to the accomplishment of the long-term financial objectives of the Company. Financial objectives are based upon three-year cumulative earnings per share and three-year cumulative free cash flow. Every year begins a new three-year measurement period. The amount of potential bonus awards under the performance share program is based upon a fixed number of shares dependent upon the level of the participant. Participants in this program receive a reduced annual stock option grant from what would otherwise be granted absent such participation.

        The CEO and another of the Named Officers received incentive compensation in 2004 based upon levels of completed sale proceeds relating to real estate development.

        For all incentive programs, the Committee verifies the actual performance achieved as a precondition to approving awards and reserves the right to adjust any formula-based award that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results and to determine the proper treatment of changes in accounting standards, non-recurring events, capital gains and losses or changes in capital structure of the Company. The Committee's discretion generally is limited to reducing or withholding awards. Performance targets are established so as to include or exclude the effects of transactions or events, such that the Committee can effectively modify awards through the use of "negative discretion."

Restricted Stock

        In 2004 the Company made a grant of restricted stock to the CEO and the other Named Officers, and to select key employees having strategic impact on revenue generation, product, staffing, technology, pricing, controls, investment or policy matters. The main purpose was to provide motivation and retention incentive. The amount of restricted stock is based upon a fixed number of shares dependent upon the level of the participant. Participants in this program received a reduced annual stock option grant from what would otherwise have been granted absent such participation.

Stock Options

        The grant of stock options to key employees encourages equity ownership and closely aligns management interest with the interests of other shareholders. Additionally, because options are generally subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Company has requirements regarding the accumulation of designated levels of Company stock over time by officers, and the exercise of options provides one way by which officers can meet the requirements.

        Stock options are granted annually to the CEO and the other Named Officers, and to other key employees having strategic impact on revenue generation, product, staffing, technology, pricing, controls, investment or policy matters. The options granted contain option exercise prices at least equal to the fair market value on the date of grant. In 2004, the size of the annual stock option grants to the CEO, other Named Officers and selected executives who participate in the performance share program and restricted stock program described above were reduced from previous years' grants in recognition of such participation. The size of the annual 2004 stock option grant for the executive officers as a group is less than the median of the competitive norms.

Corporate Performance & CEO Pay

        Performance in 2004 resulted in net income of $86.9 million. This represented a 81 percent increase from 2003 net income of $47.9 million.

        In 2004 Mr. Goings' salary was $900,000, and he did not receive a salary increase. Mr. Goings' incentive bonus target remained the same at 100% of base salary in 2004 with a potential to earn a stretch payout based on net income performance beyond target levels and achieving cash flow goals. Based on a comparison of Mr. Goings' total compensation package (salary, incentives at target, stock options, benefits and perquisites) with the total compensation packages of the CEOs in the benchmark companies referred to previously, Mr. Goings' total compensation opportunity at target incentive achievement is at the market median. For 2004 Mr. Goings' received a real estate transaction incentive payout of $152,938 and since the Company exceeded target net income and achieved cash flow performance he received an annual incentive bonus payout of $1,850,310 for company financial performance.

        The Committee granted an option to Mr. Goings to purchase 75,700 shares of the Company's common stock and 12,000 shares of restricted stock to Mr. Goings under the Company's annual stock incentive program. In addition, the Committee also issued him 40,000 Performance Share Units under the Performance Share Program.

                      Compensation and Governance Committee
                      M. Anne Szostak, Chairperson
                      Catherine A. Bertini
                      Joe R. Lee
                      Bob Marbut
                      David R. Parker
                      Joyce M. Roché

PERFORMANCE GRAPH

        The following performance graph compares the performance of the Company's common stock to the Standard & Poor's 400 Mid-Cap Stock Index and the Standard & Poor's 400 Mid-Cap Consumer Discretionary Index. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at December 25, 1999 and that all dividends were reinvested. The Company is included in both indices. The Company has ceased using the Standard & Poor's 500 Stock Index and the Standard & Poor's Consumer Discretionary Index since the Company is no longer part of the Standard & Poor's 500 Stock Index.

Measurement Period (Fiscal Year Ended)	Tupperware Corporation	S&P 400 Mid-Cap	S&P 400 Mid-Cap Consumer Discretionary Index
12/25/1999	100.00	100.00	100.00
12/30/2000	126.87	119.51	98.17
12/29/2001	125.60	120.17	113.04
12/28/2002	101.74	100.96	103.55
12/27/2003	121.43	136.85	142.01
12/25/2004	152.42	159.19	167.76

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation, attributable to all service in the fiscal years 2004, 2003 and 2002, paid to or deferred by those persons who were, at the end of the 2004 fiscal year, (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

Long-Term Compensation
Awards
Annual Compensation
Restricted Stock Awards ($)(3)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)(2)		Securities Underlying Options (#)	All Other Compensation ($)(4)
E. V. Goings Chairman and Chief Executive Officer	2004 2003 2002	910,188 909,852 907,654	$2,003,248 282,943 0	$420,363 435,578 421,313	218,760 175,560 0	75,700 75,700 172,100	39,371 80,508 78,357
R. Glenn Drake Group President, North America, Europe, Africa and the Middle East	2004 2003 2002	321,217 315,601 289,063	236,444 131,285 142,675	0 0 0	109,380 87,780 94,700	3,200 3,200 54,500	13,239 37,663 50,166
David T. Halversen (5) Group President, Latin America, Asia Pacific & BeautiControl Worldwide	2004 2003 2002	258,160 249,480 211,358	289,558 73,297 117,460	0 0 0	109,380 87,780 0	0 0 17,800	9,349 27,700 217,845
Thomas M. Roehlk Senior Vice President and General Counsel & Secretary	2004 2003 2002	260,211 257,782 243,751	357,104 77,735 429,993	0 0 25,500	72,920 58,520 0	2,000 2,000 20,500	12,955 60,281 20,951
Christian E. Skröder (6) Senior Vice President, Worldwide Market Development	2004 2003 2002	351,693 399,799 368,758	174,391 65,661 94,978	0 0 0	36,460 29,260 0	4,000 7,100 20,000	0 0 0

(1)
Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the "Code") and amounts deferred under the Supplemental Plan (see footnote 4), as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)
For Mr. Goings, the amounts represent imputed income for deemed interest, which he is not obligated to pay under a loan transaction described under the caption "Indebtedness to Management" due to the non-interest bearing nature of the loan.

(3)
Represents restricted stock. Dividends are paid on such shares. The number, vesting schedule and value of restricted stock held at the end of the 2004 fiscal year are as follows:

Vesting Schedule
Name	Date of Grant	Number of Shares Held	Value ($)
Date
E.V. Goings	11/17/04 11/19/03	12,000 12,000	243,360 243,360	11/19/06 11/17/07
R. Glenn Drake	11/17/04 11/19/03 01/23/02	6,000 6,000 5,000	121,680 121,680 101,400	11/17/07 11/19/06 01/23/05
David T. Halversen	11/17/04 11/19/03	6,000 6,000	121,680 121,680	11/17/07 11/19/06
Thomas M. Roehlk	11/17/04 11/19/03	4,000 4,000	81,120 81,120	11/17/07 11/19/06
Christian E. Skröder	11/17/04 11/19/03	2,000 2,000	40,560 40,560	11/17/07 11/19/06
(4)
For 2004, this column includes annual contributions by the Company for Messrs. Goings, Drake, Halversen and Roehlk to the Retirement Savings Plan, and amounts credited by the Company with respect to the such officers to the Company's Supplemental Plan (which provides benefits to which they would have been entitled under the Retirement Savings Plan, but for the benefit limits imposed by the Code) as follows: Mr. Goings, $4,875 and $34,496; Mr. Drake, $4,875 and $8,364; Mr. Halversen $6,150, and $3,199; and Mr. Roehlk, $4,875, and $8,080.

(5)
Mr. Halversen was promoted to take on additional responsibility for Asia Pacific in 2004 and BeautiControl Worldwide in January 2005.

(6)
Mr. Skröder did not receive a salary increase in 2003. The difference between 2003 and 2002 is due to the strengthening of the Swiss franc against the U.S. dollar.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 25, 2004 regarding the Company's common stock that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	10,493,990	$19.61	2,136,873
Equity compensation plans not approved by security holders (2)	0	N/A	0

Total	10,493,990	$19.61	2,136,873(3)

(1)
The following plans have been approved by the Company's shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan and Director Stock Plan.

(2)
The Company has no plans which have not been approved by shareholders.

(3)
All of such shares could be used for stock appreciation rights or outright grants of stock awards in lieu of stock options, and of such number of securities available for issuance, 234,844 could be utilized for the grant of restricted stock awards as follows: 34,844 shares under the Tupperware Corporation 2000 Incentive Plan; and 200,000 shares under the Tupperware Corporation 2002 Incentive Plan. In addition, approximately 46,500 shares remaining in the reserve pool of the Tupperware Corporation

  Director Stock Plan as of December 25, 2004 could be used either for grants to a director after the initial three months of service or to compensate a director in the form of an annual retainer fee.

STOCK OPTIONS

        The following tables show option grants, exercises and fiscal year-end intrinsic values of stock options for the Named Officers under the Company's 1996 Incentive Plan. The Plan permits the grant of stock appreciation rights.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
E. V. Goings	75,700	12.87	18.23	11/16/2014	223,497
R. Glenn Drake	3,200	0.54	18.23	11/16/2014	9,448
David T. Halversen	—	—	—	—	—
Thomas M. Roehlk	2,000	0.34	18.23	11/16/2014	5,905
Christian E. Skröder	4,000	0.68	18.23	11/16/2014	11,810

(1)
These options will become exercisable 1/3 each year commencing on November 17, 2005. The exercise price of these stock options is the average of the high and low price of the Company's common stock on the date of grant. The term of each option is 10 years. In the event of a Change of Control of the Company, all options will become immediately exercisable and the optionee will have the right to receive the difference between the exercise price and the fair market value of the common stock in cash.

(2)
The Black-Scholes option pricing model was used assuming a dividend yield of 5.1 percent, a risk-free interest rate of 3.9 percent, an expected stock price volatility based on historical experience of 40 percent and an expected option life based on historical experience of eight years. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-The-Money Options at FY-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
E. V. Goings	0	0	1,091,082	535,182	1,515,587	2,198,812
R. Glenn Drake	0	0	141,658	112,042	300,445	403,878
David T. Halversen	0	0	136,697	48,764	176,825	209,915
Thomas M. Roehlk	0	0	173,252	60,902	219,609	259,500
Christian E. Skröder	0	0	352,990	125,142	389,673	538,224

(1)
Represents the difference between the fair market value at fiscal year-end of the common stock underlying the option and the exercise price.

Long-Term Incentive Plan Awards

        The following table sets forth the long-term incentive opportunity for the three-year cycle of 2004 through 2006 under the Company's Performance Share Plan. Payment of awards, if any, would occur in 2007 based on actual performance for the three-year period.

Long-Term Incentive Plans—Awards in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plans (1)
		Performance or Other Period Until Maturation or Payout
	Number of Shares, Units or Other Rights (#)
Name			Threshold (#)	Target (#)	Maximum (#)
E. V. Goings	40,000	3 years	0	40,000	60,000
R. Glenn Drake	5,000	3 years	0	5,000	7,500
David T. Halversen	5,000	3 years	0	5,000	7,500
Thomas M. Roehlk	2,500	3 years	0	2,500	3,750
Christian E. Skröder	0	0	0	0	0

(1)
This represents a range of performance units at varying levels of Company performance. Payments in cash would be the product of the number of units earned depending upon Company performance in the 3-year period times the average closing stock price over a 60-day period.

        Certain of the Named Officers participate in the Performance Share Plan under the Corporation's 2002 Incentive Plan. Financial objectives are based upon three-year cumulative earnings per share and cash flow before financing activities, subject to adjustment for certain non-recurring items, with every year beginning a new three-year measurement period. The amount of potential bonus awards is based upon a fixed number of shares depending upon the level of the participant.

Retirement Plans

        Messrs. Goings, Drake, Halversen and Roehlk (the U.S. "Named officers") participate in the Tupperware Corporation Base Retirement Plan (the "Base Plan") at 1 percent of career average pay. Compensation covered by the Base Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Credited years of service for each of the Named Officers are: Mr. Goings, 12.08; Mr. Drake, 20.92; Mr. Halversen 9.83 and Roehlk, 21.25. Benefits are computed on a straight-life annuity basis and are not subject to any deductions for social security or other offset amounts. The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers are: Mr. Goings, $187,811; Mr. Drake, $100,020; Mr. Halversen, $42,740 and Mr. Roehlk, $91,497. The estimates take into account participation in the Base Plan, any predecessor plan formula, and the Tupperware Supplemental Plan, which provides benefits from general assets of the Company that would otherwise be payable from plans but for the benefit limits imposed by the Code.

        Mr. Goings participates in a supplemental executive retirement plan ("SERP"), which provides for benefits at 3 percent of final average SERP pay multiplied by the credited years of service. Final average SERP pay means the highest average cash compensation, taking into account salary plus bonus, over a consecutive three-year period during the last five years of credited service. Mr. Goings has 12.08 years credited service under the SERP, and the estimated annual benefits payable upon retirement at normal retirement age for Mr. Goings are $496,189 after offsetting other company benefits.

        Mr. Skröder participates in the Tupperware International Holdings B.V. Pension Plan (the "TEAM pension plan") at 1.75 percent of pay of the average best five salaries in the final ten years prior to retirement per year of service. Compensation covered by the TEAM pension plan includes salary plus management bonus, but does not include any overtime, commissions or occasional premiums. Mr. Skröder has 16.83 years credited service under the TEAM pension plan. Benefits are computed on a straight-life annuity basis and are subject to integration with Swiss social security through an offset with covered compensation. The estimated annual benefits payable upon retirement at normal retirement age for Mr. Skröder are CHF 228,986. The estimate takes into account participation in the TEAM and Swiss pension plans and any predecessor plan formula.

Compensation of Directors

        Non-employee directors of the Company receive (i) an annual retainer fee of $34,000, (ii) an annual stock option grant to purchase 4,000 shares of the Company's common stock at the fair market value of the common stock on the date of grant, (iii) for committee chairpersons, a retainer of $15,000 per year (other than the Executive Committee) and (iv) a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit and Corporate Responsibility Committee to review the financial statements prior to the Company's release of earnings, for which directors are paid $500 for each such meeting).

        Such directors receive one-half of their annual retainer fees in stock and the balance, at their election, in stock or cash. The Director Stock Plan also provides that a grant of 1,000 shares of Tupperware Common Stock be made to each new non-employee director after three months of service on the Board.

        Non-employee directors may also participate in the Company's Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director's charitable gift to eligible organizations and institutions. Non-employee directors also receive compensation in the form of merchandise generally not exceeding $2,000.

Change of Control Agreements and Severance Agreement

        The Company has entered into a change of control employment agreement (collectively, the "Change of Control Agreements") with each of its executive officers including the CEO and the Named Officers. The purpose of these agreements is to assure stockholders that the business of the Company will continue with a minimum amount of disruption in the event of a change of control or attempted change of control of the Company. Under the terms of the Change of Control Agreements, a change of control is defined as the acquisition of 15 percent or more of the Company's Common Stock or voting securities of the Company by a person or group, certain changes in the majority of the Company's Board, certain mergers involving the Company or the liquidation, dissolution or sale of all or substantially all of the assets of the Company. If within three years of a change of control, the Company terminates any such officer's employment (other than for cause or disability) or any such officer terminates his employment for good reason, or, during the 30-day period beginning one year after a change of control, any such officer terminates his employment for any reason, such officer will be entitled to, among other things, his or her base salary and pro rata bonus through the date of termination; the amount of any compensation previously deferred and any accrued vacation pay, in each case, to the extent not yet paid; three times the sum of his or her base salary and the greater of any incentive award for the most recently completed fiscal year, and the average of the higher of the actual incentive award and the target incentive award (on a year-by-year basis) for the last three years; and continued participation in the Company's welfare plans for the remainder of such three-year period (other than medical benefits which will, under certain circumstances, be continued for the lifetime of such officer). Additionally, if any payment or distribution by the Company or any subsidiary or affiliate to an officer who is party to a Change of Control Agreement would be subject to any excise tax as an "excess parachute payment," then such officer will be entitled to receive an additional gross-up payment in an amount such that after payment of all taxes by such officer attributable to such additional gross-up payment, such officer is in the same after-tax position as if no excise tax had been imposed on such officer.

        A severance agreement was entered into between the Corporation and E.V. Goings pursuant to which Mr. Goings could be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment was terminated without cause. The other benefits include the vesting of all long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would be reduced on a dollar-for-dollar basis by any amounts paid under a change of control arrangement.

2.    Proposal to Ratify the Appointment of Independent Auditors

        The Audit and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2005, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as independent auditors of the Company for fiscal year 2004.

        Services performed by PricewaterhouseCoopers LLP as independent auditors for the 2004 fiscal year included, among others: the annual audit of the consolidated financial statements, work related to the audit of internal controls and assessment by management; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements and audits of domestic employee benefit plans; and consultations in connection with various financial reporting, accounting, tax and other matters.

        A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if he desires, and to respond to appropriate questions from shareholders.

Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements and internal controls audits for fiscal years 2004 and 2003 and for reviews of the financial statements included in the Company's related Quarterly Reports on Form 10-Q during fiscal years 2004 and 2003 were $4,237,700 and $1,894,319, respectively.

Audit-Related Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for 2004 and 2003 were $64,000 and $52,124, respectively. Such fees involved the following activities: employee benefit plan audits, attestation services and consultations concerning financial accounting and reporting matters in the various countries in which the Company conducts business.

Tax Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2004 and 2003 for tax-related services were $1,493,350 and $1,418,877 respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2004, $1,046,700 related to tax compliance services and $446,650 related to tax planning and tax advisory services. In addition to the tax-related services of PricewaterhouseCoopers LLP, the Company incurred fees of approximately $2,330,327 for tax-related services of other accounting and law firms in 2004. Such fees included services relating to sales force tax issues, expatriate taxation, value-added taxes, payroll tax issues and income tax defense in major countries of operation.

All Other Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2004 and 2003 for services other than those described in the preceding paragraphs, were $8,000 and $38,127. Such fees involved assistance provided in completing internal audits.

Compatibility with Independence

        The Audit and Corporate Responsibility Committee has considered whether the provision of the non-audit services rendered by PricewaterhouseCoopers LLP is compatible with maintaining that firm's independence and concluded that such services were compatible.

Approval of Audit Services

        On an annual basis, the Audit and Corporate Responsibility Committee approves the audit services and the fees related thereto to be provided by PricewaterhouseCoopers LLP in advance of the year of service. Any new services proposed to be provided by PricewaterhouseCoopers LLP during the year of service are approved by the Committee in advance of being provided. All such approvals are conducted in accordance with a pre-approval policy adopted by the Committee.

        The Board and the Audit and Corporate Responsibility Committee recommend that you vote FOR the proposal to ratify the Audit and Corporate Responsibility Committee's appointment of PricewaterhouseCoopers LLP as independent auditors.

3.    Proposal to Amend the Tupperware Corporation Director Stock Plan

        The shareholders are asked to approve three amendments to the Tupperware Corporation Director Stock Plan (the "Plan"). The following descriptions are subject to the provisions of the amendments, which are contained in Sections 4 and 9 of the Plan and are set forth in overstricken text and bold-faced type in Appendix B to this Proxy Statement. The Tupperware Board approved the amendments at its February 18, 2005 meeting, subject to shareholder approval.

        The Plan has existed since 1996. Its purpose is to provide the ability for the Company's non-employee directors, of which there are expected to be eleven following the May 11, 2005 annual meeting of shareholders, to acquire the Company's common stock in the course of their performance as directors and in substitution for or in addition to the payment of cash retainers. Under the existing provisions of the Plan, a director is required to receive one-half of his or her annual board retainer fee in the form of the Company's common stock. The director has the ability under the Plan to receive the remainder of the annual retainer fee in either cash, Company common stock, or a stock option for up to 1,000 shares of Company common stock. If the director elects to receive a stock option for all or a part of the remaining annual retainer fee, the exercise price of the stock option is reduced from the fair market value of a share of the Company's common stock on the date of grant by an amount to compensate for the cash annual retainer fee foregone by the director. Each new director receives, after an initial 90 days service on the Board of Directors, 1,000 shares of the Company's common stock in consideration for the initial substantial effort a director must undertake to become thoroughly familiar with the Company and its board of directors. In addition, each director also receives an annual stock option grant for 4,000 shares of the Company's common stock at an exercise price of the market price of a shares of common stock on the date of grant.

        The purposes of these amendments are: (1) to extend the duration of the Plan for another ten years; (2) to add an additional 300,000 shares of the Company's common stock to the reserve pool of shares under the Plan in order to enable the plan to continue to be used to service the directors' retainer fees and stock grants; and (3) eliminate on a going-forward basis the effectiveness of the feature of the Plan which permits directors to receive a portion of their annual retainer in stock options which are priced at levels below the market price of the stock on the date of grant, taking into account the amount of cash retainer being surrendered.

        The Plan effectiveness date was May 3, 1996 and unless modified, the Plan will expire on May 3, 2006. If the proposed amendment to extend the duration of the Plan is approved, it will expire on May 3, 2016.

        The Plan initially authorized 300,000 shares of the Company's common stock to be available for use, and this level of shares has served the purposes of the Plan since 1996. As of the date of this Proxy Statement, the amount of shares of the Company's common stock reserved for use under the Plan and remaining available for such use is approximately 46,500. If the proposed amendment to increase the share reserve pool by 300,000 is approved, it is anticipated that the Plan would have sufficient shares to satisfy the needs of the Plan until approximately 2010. As disclosed above, the number of shares of common stock subject to stock options or restricted stock awards or reserved for issuance under shareholder-approved plans totaled 12,630,863 as of December 25, 2004. Since that time and through March 11, 2005, an additional 599,764 options shares have been exercised, thereby reducing the 2004 year-end number of shares subject to awards and reserved for issuance under plans to 12,031,099.

        The American Jobs Creation Act of 2004 has created significant tax disadvantages to a director who elects to forego a cash retainer and receive a stock option in lieu thereof, and requires companies with plans containing such features to modify such plans to eliminate or alter such provisions. The Company believes that there are sufficient opportunities for its directors to accumulate shares of common stock of the Company under the Plan without utilizing the stock option feature described above, and consequently it is in the best interests of shareholders and the directors to eliminate the use of this Plan feature in the future.

        The following table sets forth the approximate benefits or amounts that will be received by or allocated to the Plan participants on an annual basis, based on the assumptions that: (1) each participant elects to receive all annual retainer fees in the form of stock; (2) the Black-Scholes option pricing model values for stock options as noted under the option grant table under the "Stock Options" heading of this proxy statement are used for valuation purposes; (3) the notional value of a share of Tupperware

Corporation common stock for modeling purposes is assumed to be $20.00; and (4) the amount of annual retainer fee per individual participant is $34,000.

NEW PLAN BENEFITS
Director Stock Plan

Name and Position	Dollar Value ($)	Number of Units
Non-Executive Director Group (11)	$607,640	62,000

        The approval of the amendments require the affirmative vote of a majority of the shares present, or represented, and entitled to vote at the meeting.

        The Board recommends that you vote FOR the proposal to amend the Director Stock Plan.

4.    Other Matters

Discretionary Authority

        At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

Notice Requirements

        The Company's By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to submit a proposal to be raised from the floor during the Company's 2006 annual meeting of shareholders, without it being included in the Company's proxy soliciting material, should send to the Secretary of the Company a signed notice of intent, including the text of the proposal, to be received no later than March 3, 2006, and no earlier than February 11, 2006. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at its principal executive offices.

        In addition to the foregoing, any shareholder who desires to have a proposal included in the Company's proxy soliciting material relating to the Company's 2006 annual meeting of shareholders should send to the Corporate Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 22, 2005.

Expenses and Methods of Solicitation

        The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

        Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $8,500 plus reimbursement for out-of-pocket expenses.

Delivery of Documents

        Only one annual report to shareholders and proxy statement may be delivered to multiple shareholders of the Company sharing an address unless the Company or its agent have received contrary instructions from a shareholder. However, if under this procedure a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, he or she may receive a copy of the documents by contacting the Company's Secretary at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050.

By order of the Board of Directors
Thomas M. Roehlk Senior Vice President, General Counsel and Secretary

Dated: March 25, 2005

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Vote Telephonically or
Electronically in Accordance with the Enclosed Instructions.
If You are Voting by Mail, Complete and Sign the Enclosed Proxy and Return It Promptly in the
Accompanying Postpaid Envelope.

Appendix A

TUPPERWARE CORPORATION

Audit and Corporate Responsibility Committee Charter

I.
RESOLVED, that the purposes of the Audit and Corporate Responsibility Committee of Tupperware Corporation shall be (1) to assist the Board of Directors in discharging its responsibilities relating to the oversight of the establishment, maintenance and monitoring of controls over the Corporation's financial policies, financial statements and disclosure responsibilities (including the production of a report on financial statements, controls, auditor independence and disclosures as may be required for inclusion in the Corporation's proxy statement to shareholders) in order to assure the integrity of the Company's financial statements; (2) selection, management, evaluation and replacement of independent auditors (inclusive of audit and non-audit services provided by such auditor) to the Corporation; (3) evaluation of the performance of the Corporation's internal audit function and its auditors; and (4) oversight of the Corporation's compliance generally with laws and regulations, including compliance programs; and further

II.
RESOLVED, that the Committee's charge is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the independent auditors, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent auditor's work; and further

III.
RESOLVED, that the structure and operations of the Committee shall be in accordance with the following:

  1.
  the members of the Committee, including a chairperson thereof, shall be appointed by the Board of Directors of the Corporation to serve in accordance with paragraph (2) below, subject to the provisions of Section 3.8 of Article III of the Amended and Restated By-Laws of the Corporation, until the meeting of the Board of Directors occurring at the time of the next annual meeting of shareholders of the Corporation and their successors are chosen;

  2.
  a member of the Committee may be appointed or removed by the vote of a majority of the members of the Board of Directors; provided, however, that if a director has been removed for cause by the affirmative vote of the holders of at least 80 percent of the voting power of the Corporation, as contemplated by Section 3.9 of Article III of the Corporation's Amended and Restated By-Laws, such person shall be deemed to have automatically been removed from the Committee;

  3.
  the qualifications for membership on the Committee shall consist of membership on the Board of Directors; independence (as hereinafter defined); and general satisfaction of qualifications for membership on the Board of Directors of the Corporation as may be in effect at the time of a director's appointment or election, as the case may be, to the Board of Directors, or if a proposed member of the Committee shall not yet be a director of the Corporation, such additional qualifications as may be determined by the Board of Directors;

  4.
  the Committee shall be composed of at least three members, and two members of the Committee shall constitute a quorum for the transaction of business at any meeting of the Committee, and in the absence of a quorum the member or members thereof present at any meeting, whether or not constituting a quorum, may unanimously appoint one or more independent members of the Board of Directors to act at the meeting to achieve a quorum;

    5.
    in the absence of the chairperson of the Committee at any meeting, the members thereof present at any meeting may unanimously appoint a member of the Committee to serve as interim chairperson for purposes of the meeting;

    6.
    the Committee may delegate any duty of the Committee to a subcommittee of the Committee formed by the Committee for the purpose, and composed of at least two members of the Committee;

    7.
    all members of the Committee shall be financially literate and at least one member of the committee shall have financial expertise, as such financial terms are interpreted by the Board of Directors to achieve compliance with relevant New York Stock Exchange listing requirements and rules promulgated by the Securities and Exchange Commission;

    8.
    all members of the Committee shall meet the independence requirements of the New York Stock Exchange and otherwise satisfy the applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended, or the New York Stock Exchange, and no member shall simultaneously serve on the audit committees of more than three public companies, including that of the Corporation;

    9.
    the Committee shall meet in person or telephonically as required from time to time in the discretion of the chairperson of the Committee; provided, however, that the Committee shall have four regularly scheduled in-person meetings in a fiscal year;

    10.
    the Committee shall meet for such time as may be necessary for the conduct of its business;

    11.
    the Committee shall have appropriate liaisons from senior management of the Corporation as the Committee may establish to assist in the conduct of the Committee's business in light of its duties hereunder;

    12.
    the Committee may conduct its business in executive session or in the presence of members of management of the Corporation, including the chief executive officer, the chief financial officer, the management liaisons and the corporate secretary, as the Committee shall determine; provided, however, that the Committee shall, in each regularly-scheduled meeting, meet in executive session with the head of internal audit and the representatives of the independent auditors in attendance;

    13.
    the Committee shall establish standing agendas to assure that during the course of its meetings throughout a fiscal year it discharges its duties hereunder, and shall supplement such standing agendas with agenda items from time-to-time as necessary and appropriate in the judgment of the Committee;

    14.
    the Committee shall recommend for approval of the Board of Directors such matters involving the scope of the Committee's responsibilities as may be required by law or prescribed by approval guidelines established by the Board of Directors from time to time;

    15.
    the Committee shall be authorized to require written materials on matters brought before the Committee, which materials shall be delivered sufficiently in advance of a meeting to afford the Committee's careful review and consideration;

    16.
    the chairperson of the Committee shall report to the Board of Directors on the proceedings of the Committee's meetings and its actions by consent; provided, however, that the chairperson shall not be required to obtain the approval of the Board of Directors for those matters approved by the Committee and not otherwise requiring the approval of the Board of Directors under its approval guidelines;

    17.
    the Committee shall keep, or cause to be kept, in accordance with Section 3.8 of the Amended and Restated By-Laws of the Corporation, minutes of the meetings of the Committee, which minutes shall be approved by the Committee and filed with the records of the Corporation;

    18.
    on an annual basis the Committee shall conduct an evaluation of the adequacy of its charter and the performance of the Committee in the context of the duties of the Committee hereunder; and further

IV.
RESOLVED, that the Audit and Corporate Responsibility Committee shall have the following duties with respect to the Corporation's assets, transactions, financial policies, financial statements and disclosure responsibilities:

  1.
  meet with the representatives of the independent auditors of the Corporation and management prior to commencement of the annual audit by the independent auditors for the purpose of reviewing the scope of such audit, and meet again with said representatives subsequent to completion of such audit for the purpose of reviewing the results thereof and management's representations that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Corporation's process for assessing its internal control system is adequate as is such system of internal control and report thereon to the Board of Directors;

  2.
  discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the review and/or audit of the financial statements, including those covered by Statement on Auditing Standards No. 61;

  3.
  oversee the process for preparation of and review the annual financial statements and other financial information to be included in the Corporation's Annual Report on Form 10-K, and in the Corporation's annual report to shareholders, and report thereon to the Board of Directors and, based upon the Committee's discussion with management and the independent auditors and the Committee's review of the representations and certifications of management and the report of the independent auditors to the Committee, recommend inclusion of the financial statements in the Annual Report on Form 10-K; provided, however, that the Committee shall be entitled to reasonably rely upon the representations of management and audits by the independent auditors, and shall not be required to perform actual audits to determine that the financial statements are prepared in accordance with generally accepted accounting principles;

  4.
  review the Corporation's financial statements prior to their inclusion in the Corporation's Quarterly Reports on Form 10-Q and its earnings press releases, and discuss the quality of earnings with senior management and the independent auditors;

  5.
  prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement regarding the matters required to be contained therein;

  6.
  review any recommendations of the independent auditors and the internal auditors of the Corporation with respect to any material weaknesses in the system of internal control followed by the Corporation and its subsidiaries and any material questions or problems with respect to the accounting records, procedures, or operations of the Corporation and its subsidiaries which have not been resolved to such auditors' satisfaction after having been brought to the attention of management, and report thereon to the Board of Directors;

  7.
  review with the independent auditors the Corporation's critical accounting policies, the alternative treatments of financial information within generally accepted accounting principles which management has considered and selected a preferred treatment, as well as any changes in the significant accounting policies of the Corporation and its subsidiaries and the effect, if any, on the Corporation's financial statements of recent or proposed requirements of the Securities and Exchange Commission, the Financial Accounting Standards Board, or similar bodies, and report thereon to the Board of Directors;

    8.
    discuss generally the financial information and earnings guidance provided to analysts and rating agencies, though not necessarily in advance; and

    9.
    with respect to the Corporation's officers, review business expenses, perquisites, as approved by the Board of Directors, personal use of assets and policies and procedures relating thereto, including the results of any review of the foregoing by the Internal Audit department or the independent auditors;

    10.
    discuss risk assessment and risk management policies;

    11.
    review with management and the independent auditors the effect of any regulatory or accounting initiatives and off-balance sheet structures; and

    12.
    review management's annual stock exchange affirmations; and further

V.
RESOLVED, that the Audit and Corporate Responsibility Committee shall have the following duties in respect of independent auditors:

  1.
  evaluate, select, manage and, if the Committee determines it is appropriate, replace the independent auditors of the Corporation for each fiscal year, including managing the compensation paid to the independent auditors, with approval of selection by shareholders, and such independent auditors shall be directly accountable to the Committee;

  2.
  monitor and assure that no partner of the independent auditors serves on the Corporation's audit for more than seven years or serves for more than five fiscal years as lead or concurring audit partner;

  3.
  review the appropriateness of any non-audit fees of the independent auditors and the effect thereof on their independence, and report thereon to the Board of Directors, and pre-approve any non-auditing services performed by the existing independent auditors and the fees relating thereto;

  4.
  obtain and review, at least annually, a report from the independent auditor describing: use of resources and coordination with the internal audit department; the independent auditor's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company, including the matters set forth in Independence Standards Board Standard No. 1. The Committee shall discuss with the independent auditor any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the independent auditor;

  5.
  set clear hiring policies for employees or former employees of the independent auditors;

  6.
  review with the independent auditor any audit problems or difficulties and management's response, as well as review of written communication between management and the independent auditors (including management representation letters and schedules of unadjusted differences); and

  7.
  review with management the rationale for hiring audit firms other than the principal independent auditors; and further

VI.
RESOLVED, that the Audit and Corporate Responsibility Committee shall have the following duties in respect of the performance of the Corporation's internal audit function and its independent auditors:

  1.
  monitor and oversee management's process of internal controls and financial reporting, including the adequacy of its procedures for the collection, processing and disclosure of financial and other information externally required by applicable rules and an annual evaluation of the adequacy of such procedures, and the independent auditor's process of auditing the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and reporting thereon;

  2.
  review the quality and depth of the financial and legal functions worldwide;

  3.
  review the function of the Internal Audit Department, its charter, budget, organization, scope, plans, coordination with the independent auditors, activities and performance, and report thereon to the Board of Directors;

  4.
  approve the selection and/or discharge of the head of Internal Audit, which person shall be directly accountable to the Committee notwithstanding any accountability to management which the Committee may permit;

  5.
  review the status of tax returns and tax audits;

  6.
  serve as the independent auditors' and the internal auditors' access to the Board of Directors with respect to all matters within the scope of such auditors' authority and, if deemed necessary, direct and supervise investigations into such matters; and further

VII.
RESOLVED, that the Audit and Corporate Responsibility Committee shall have the following duties with respect to compliance with laws and regulations:

  1.
  adherence to with the Code of Conduct of the Corporation;

  2.
  amendments to the Code of Conduct;

  3.
  the establishment and adequacy of compliance programs and procedures relating to those topics covered by the Code of Conduct;

  4.
  establish procedures for (a) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (b) confidential, anonymous employee submissions regarding concerns over questionable accounting or auditing matters;

  5.
  review periodically code of conduct complaints and submissions and resolutions thereof; and

  6.
  review legal and regulatory matters which management believes have a material effect on the Corporation's financial statements, including related communications with applicable regulators and compliance issues; and further

VIII.
RESOLVED, that the Committee shall have the power and authority to undertake investigations into the affairs of the Corporation in the course of conducting the business of the Committee and to retain such outside advisors, professionals, counsel and experts (including independent auditors), and to expend sums for administrative matters, as the Committee shall deem necessary or advisable for the purpose and at the expense of the Corporation at funding levels determined by the Committee; and further

IX.
RESOLVED, that the Committee shall review with the full Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, its compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function.

Appendix B

TUPPERWARE CORPORATION
DIRECTOR STOCK PLAN

        Section 1.    Purpose

        The purposes of the Plan are to assist the Company in (1) promoting a greater identity of interests between the Company's non-employee directors and its shareholders, and (2) attracting and retaining directors by affording them an opportunity to share in the future successes of the Company.

        Section 2.    Definitions

        "Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Award" shall mean an award of Common Stock as contemplated by Section 7 or Section 8 of this Plan or a Stock Option as contemplated by Section 9 of this Plan.

        "Board" shall mean the Board of Directors of the Company.

        "Change of Control" shall mean the happening of any of the following events:

        (i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20 percent or more of either (1) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

        (ii)   A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

        (iii)  The consummation of a reorganization, merger, statutory share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries ("Corporate Transaction"); in each case unless, following such Corporate Transaction (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv)  The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

        "Common Stock" shall mean the common stock, $.01 par value, of the Company.

        "Company" shall mean Tupperware Corporation, a Delaware corporation.

        "Effective Date" shall have the meaning given in Section 18 of the Plan.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

        "Fair Market Value" shall mean, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock during normal business hours on the New York Stock Exchange Composite Tape, or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

        "Fees" shall mean the annual retainer fee for a Participant in connection with his or her service on the Board for any fiscal year of the Company.

        "Participant" shall mean each member of the Board who is not an employee of the Company or any subsidiary of the Company.

        "Plan" shall mean the Tupperware Corporation Director Stock Plan.

        "Retirement" shall mean the retirement by a Participant from the Board in accordance with the Company's stated policy on Director retirement.

        "Rules" shall mean the rules promulgated under the Act from time to time and the interpretations issued by Securities and Exchange Commission in respect thereof.

        "Stock Option" shall mean a non-qualified stock option granted under the Plan.

        Section 3.    Eligibility

        Each member of the Board who is not an employee of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

        Section 4.    Shares Subject to the Plan

        The maximum number of shares of Common Stock which shall be available for use under the Plan shall be ~~(300,000)~~ 600,000, subject to adjustment pursuant to Section 16 hereunder. The shares issued under the Plan may be authorized and unissued shares or issued shares heretofore or hereafter acquired and held as treasury shares or shares purchased on the open market.

        Section 5.    Duration of Plan

        Unless earlier terminated pursuant to Section 11 hereof, this Plan shall automatically terminate on, and no grants, awards or elections may be made after, the date of the ~~tenth~~ twentieth anniversary of the Effective Date.

        Section 6.    Administration

        (a)   The Plan shall be administered by the Board or any committee thereof so designated by the Board (the "Committee"), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable.

        (b)   Notwithstanding any other provision of the Plan, no amendment or termination of the Plan shall adversely affect the interest of any Director in Awards or Stock Options previously granted to the Director without that Director's express written consent.

        Section 7.    Initial Awards

        Each Participant shall receive a one-time grant of one thousand (1,000) shares of Common Stock, upon serving his or her initial three months as a member of the Board.

        Section 8.    Stock in Lieu of Retainer

        A Participant shall receive 50 percent of his or her Fees in the form of Common Stock (the "Stock Fees"). The remaining 50 percent of a Participant's Fees are hereinafter referred to as the "Cash Fees." Each Participant who, in any year of the Plan, delivers to the Company written notice of an irrevocable election concerning the Cash Fees to be earned in the next fiscal year of the Company, may receive in lieu of cash an amount of shares of Common Stock equal in value to all or any portion of the Cash Fees (but only increments of 25 percent or a multiple thereof, and in no event to exceed 100 percent of the Cash Fees) as so designated by the Participant in such written notice. The amount of the Common Stock to be received in lieu of Fees shall be determined by dividing the dollar value of the Stock Fees, plus the dollar value of the Cash Fees, if any, the Participant has elected to have paid in Common Stock, that are payable in each fiscal quarter of the Company by the Fair Market Value of a share of Common Stock on the last business day of such fiscal quarter (but if such date is not a day on which the New York Stock Exchange is open, then on the next preceding day on which the New York Stock Exchange is open), except that only whole numbers of shares shall be obtainable pursuant to this Section, and any remainder Fees which otherwise would have purchased a fractional share shall be paid in cash. Any such written notice pursuant to this Section 8 shall remain in effect for subsequent Plan years unless such Participant delivers a written notice setting forth a different election with respect to Cash Fees, which shall be applied to future Plan years until further written notice is received by the Company pursuant to this Section 8.

        Section 9.    Stock Options

        (a)   Each Participant who, in any year of the Plan, delivers to the Company an irrevocable election concerning the Cash Fees to be earned in the next fiscal year of the Company, may receive in lieu of all or any portion of the Cash Fees (but only increments of 25 percent or a multiple thereof) as so designated by the Participant, a Stock Option for an amount of shares of Common Stock in each fiscal year of the Company as follows:

Percent of Cash Fees Forgone	Number of Shares Subject to Option
100%	1,000
50%	500

        The exercise price shall be determined as follows:

Fair Market Value Of a Share Of Common Stock	-	100% of Cash Fees 1,000	=	Exercise Price Per Share
Fair Market Value Of a Share Of Common Stock	-	50% of Cash Fees 500	=	Exercise Price Per Share

        In no event, however, shall the exercise price be less than 50 percent of the Fair Market Value of a share of Common Stock on the date of the grant.

        In the event that the effect of the foregoing sentence is to limit the reduction of the exercise price, any portion of the Cash Fees which are so prevented from reducing the exercise price shall be paid to the affected Participant, in cash or Common Stock (as elected by the Participant) in an equitable fashion over the remainder of the year in which the Cash Fees are earned, as if an election to receive a Stock Option pursuant to this Section 9(a) had not been made.

Notwithstanding the foregoing, no Participant shall be eligible to elect to receive a stock option under Section 9(a) of this Plan in respect of Cash Fees earned for any fiscal year of the Company after the Company's 2004 fiscal year.

        (b)   The date of grant of a Stock Option pursuant to Section 9(a) shall be the date of the annual meeting of stockholders of the Company that occurs during the year in which the Cash Fees are earned. If such day would not be a day on which the New York Stock Exchange is open, then on the next succeeding day on which the New York Stock Exchange is open.

        (c)   A Stock Option granted pursuant to Section 9(a) shall vest and be exercisable on the last day of the fiscal year in which the Stock Option is granted. In the event that a Participant is not a member of the Board on the last day of the fiscal year in which the Stock Option is granted, except in the case of a Participant's death or termination for cause, such Participant's Stock Option which has not become vested and exercisable as of such time shall (i) be reduced to an amount of shares of Common Stock which reflects the amount of the foregone Cash Fees earned as of the date of termination from service on the Board, which amount shall be determined by multiplying the number of shares of Common Stock subject to the Stock Option as determined pursuant to Section 9(a), above, by a fraction, the numerator of which shall be the number of days of the fiscal year of the Company in which the Stock Option is granted that the Participant was a member of the Board and the denominator of which shall be 365, provided, that any Stock Option for a fractional share of Common Stock shall be rounded up to the nearest whole number of shares, and (ii) shall continue to vest. The term of exercisability for a Stock Option granted under this Section 9 shall be ten (10) years.

        (d)   (i) Each Participant shall receive automatically on the day of the Company's annual meeting of shareholders a Stock Option in the amount of four thousand (4,000) shares of Common Stock. Stock Options shall be evidenced by option agreements incorporating the terms and conditions set forth below, and which shall become effective upon execution by the Company and the Participant.

          (ii)   Stock Options granted under Section 9(d) the Plan shall be subject to the following terms and conditions, except as otherwise determined by the Committee at the time of grant, and shall contain such additional terms and conditions as the Committee shall deem desirable:

            (A)  Option Price. The option price per Share purchasable under a Stock Option shall be equal to the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant. Except as may be contemplated by Section 16, the option price may not be adjusted (repriced), nor may new Stock Options be issued in exchange for the surrender of outstanding Stock Options, without shareholder approval.

            (B)  Option Term. The term of each Stock Option shall be 10 years from the date the Stock Option is granted.

            (C)  Exercisability. Each Stock Option granted under this Section 9(d) shall be immediately exercisable. If the Committee otherwise provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

            (D)  Method of Exercise. Subject to the provisions of this Section 9(d), Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares subject to the Stock Option to be purchased.

    Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made in the form of delivery of unrestricted shares of Common Stock already owned by the Participant (based on the Fair Market Value of the shares on the date the Stock Option is exercised) and held for a period of not less than 6 months prior to the Stock Option exercise, or by certifying ownership of such shares by the Participant to the satisfaction of the Company for later delivery to the Company as specified by the Committee.

    In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made pursuant to a "cashless exercise" by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

    No shares shall be issued until full payment therefor has been made. A Participant shall have all of the rights of a stockholder of the Company holding the class or series of shares that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise and has paid in full for such shares.

        Section 10.    Transferability

        Rights, grants and Awards under the Plan may not be assigned, transferred, pledged or hypothecated, and shall not be subject to execution, attachment or similar process. Notwithstanding the foregoing, any such right, grant or award constituting a "derivative security" under the Rules shall not be transferable by a Participant other than by will or by operation of applicable laws of descent and distribution or pursuant to a domestic relations order or qualified domestic relations order as such terms are defined by the Code or ERISA.

        Section 11.    Amendment

        The Board may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Company's stockholders, subject to Section 6(b).

        Section 12.    Termination

        The Plan may be terminated at any time by the Board or by the approval by the holders of at least a majority of the shares of Common Stock present, or represented, and entitled to vote at a meeting held for such purpose.

        Section 13.    Effect of Change of Control

        Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, any Stock Options outstanding and not then exercisable and vested as of the date such Change of Control is determined to have occurred, shall become immediately exercisable, and shall remain exercisable throughout their entire original term, without regard to any subsequent termination of membership on the Board.

        Section 14.    Death, Disability, Termination or Retirement of Participant

        (a)    Death.    Except as otherwise provided in Section 9(c) or Section 13 of the Plan, in the event of the death of a Participant while a member of the Board, any Stock Options outstanding as of the date of death and not then exercisable shall become immediately exercisable, and all outstanding Stock Options held by such Participant shall remain exercisable by the person to whom the Stock Option is transferred by will or by the laws of descent and distribution for a period of the lesser of (i) the remaining term of the Stock Option or (ii) three (3) years after the date of death. In the event of the death of a Participant subsequent to termination of membership from the Board, to the extent not already exercisable, and all stock options shall remain exercisable by the person to whom the Stock Option is transferred by will or by the laws of descent and distribution for a period of the lesser of (i) the remaining term of the Stock Option, or (ii) three (3) years after the date of death.

        (b)    Disability, Retirement or Other Termination.    Except as otherwise provided in Section 9(c) or Section 13 of the Plan, in the event of a Participant's termination of membership on the Board as a result of the Participant's disability or Retirement or for another reason other than death or cause (as defined in Section 15 of the Plan), any Stock Options outstanding as of the date of such termination and not then exercisable shall (i) be adjusted in amount to reflect the proportion of Fees earned in the final year of such Participant's service in such year (in accordance with the operation of Sections 8 and 9 of this Plan and in consideration of such Participant's elections for such year), and (ii) become exercisable on the last day of the Company's then-current fiscal year. All outstanding Stock Options held by such Participant shall remain exercisable (to the extent they are exercisable at the time of such termination or become exercisable pursuant to the preceding sentence) until the end of their original term.

        Section 15.    Effect of Termination for Cause

        If a Participant incurs a termination of membership on the Board for cause, such Participant's Stock Options which are not then exercisable shall be automatically cancelled immediately. Unless otherwise determined by the Board, for purposes of the Plan "cause" shall mean (i) the conviction of the Participant for commission of a felony under Federal law or the law in the state in which such action occurred, or (ii) dishonesty in the course of fulfilling the Participant's duties as a director.

        Section 16.    Adjustments Upon Changes in Capitalization

        In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the company, the Committee or Board may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. Such substitutions and adjustments may include, without limitation, canceling any and all Awards in exchange for cash payments based upon the value realized by shareholders generally with respect to Shares in connection with such a corporate transaction.

        Section 17.    Regulatory Matters

        The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Act, pursuant to Rule 16b-3 as promulgated thereunder, as may be further amended or interpreted by the Securities and Exchange Commission. In the event that any provision of the Plan shall be deemed not to be in compliance with the Rules in order to enjoy the exemption from the Act, such provision shall be deemed of no force or effect and the remaining provisions of the Plan shall remain in effect.

        Section 18.    Effectiveness of Plan

        The Plan as amended and restated hereby shall become effective as of the date the shareholders of the Company approve it (the "Effective Date".)

        Section 19.    Governing Law

        To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

TUPPERWARE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 11, 2005
1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT
9300 Airport Boulevard
Orlando, Florida 32827

If you consented to access your proxy information electronically, you may view it by going to Tupperware Corporation's website. You can get there by typing in the following address: http://tupperware.com

If you would like to access the proxy materials electronically next year, go to the following Consent site address: http://www.econsent.com/tup/

[LOGO]	Tupperware Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" all nominees in Item 1 and "FOR" Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 10, 2005.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/tup/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week until 1:00 p.m. (ET) on May 10, 2005.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Tupperware Corporation, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2 and 3.

1.	Election of directors:	01	Catherine A. Bertini	☐	Vote FOR	☐	Vote WITHHELD
		02	Clifford J. Grum		all nominees		from all nominees
		03	Angel R. Martinez		(except as marked)
		04	Robert J. Murray

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The Proposal to Ratify the Appointment of Independent Auditors		☐	For	☐	Against	☐	Abstain
3.	The Proposal to Amend the Tupperware Corporation Director Stock Plan		☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box	☐	I plan to attend meeting. ☐		Date
Indicate changes below:		If you check this box an admission ticket will be sent to you.

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TUPPERWARE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 11, 2005
1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT
9300 Airport Boulevard
Orlando, Florida 32827

VOTING INSTRUCTION CARD

[LOGO]	Tupperware Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	Proxy

VOTING INSTRUCTIONS TO TRUSTEE FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

MAY 11, 2005

As a participant in the Tupperware Corporation Retirement Savings Plan, you have the right to give instructions to the trustee of such plan as to the voting of certain shares of the Corporation's common stock at the Corporation's annual meeting of shareholders to be held on May 11, 2005 and at any adjournment thereof. In this connection, please follow the voting instructions on the reverse side of this card and either vote telephonically, electronically, or sign and date it, and return this card promptly in the postage-paid envelope provided.

Regardless of the number of shares held in trust on your behalf, exercising your voting instruction right is very important.

This voting instruction card when properly executed will be voted in the manner directed. If no direction is made, this voting instruction card will be taken as authority to vote FOR the election of all of the nominees in Item 1 and to vote FOR Items 2 and 3 and, in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof. If this card is not returned or is returned unsigned, the trustee will vote the shares in accordance with the terms of the Defined Contribution Trust.

☒    Please mark votes as indicated in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES
IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

See reverse side for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 10, 2005.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/tup/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 10, 2005.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Tupperware Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2 and 3.

1.	Election of directors:	01	Catherine A. Bertini	☐	Vote FOR	☐	Vote WITHHELD
		02	Clifford J. Grum		all nominees		from all nominees
		03	Angel R. Martinez		(except as marked)
		04	Robert J. Murray

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The Proposal to Ratify the Appointment of Independent Auditors	☐	For	☐	Against	☐	Abstain
3.	The Proposal to Amend the Tupperware Corporation Director Stock Plan	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box	☐		Date
Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

GENERAL INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEBTEDNESS OF MANAGEMENT
REPORT OF THE AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE
REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION
STOCK OPTIONS
Option Grants in Last Fiscal Year
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
NEW PLAN BENEFITS Director Stock Plan
  Appendix A
TUPPERWARE CORPORATION Audit and Corporate Responsibility Committee Charter
  Appendix B
TUPPERWARE CORPORATION DIRECTOR STOCK PLAN